Exhibit 99.1

Date:	November 12, 2004

Contact:	Thomas Bueno (investor relations) Apco (918) 573-2164 tom.bueno@williams.com	Julie Gentz (media relations) (918) 573-3053 julie.gentz@williams.com

Apco Argentina Reports Third Quarter 2004 Results

     TULSA, Okla. – Apco Argentina Inc. (NASDAQ: APAGF) today announced that for the three and nine-month periods ended September 30, 2004, it generated unaudited net income of $3.2 million and $11.0 million, respectively. This compares with net income of $3.5 million and $9.9 million for the comparable periods in 2003.

     For the three-month periods, the decrease in net income is due primarily to downward adjustments to operating revenue and equity income from Argentine investments. Operating revenue includes a one time charge of $954 thousand related to the write off of a customer receivable generated in 2003 that cannot be collected until oil prices drop below $28.50 per barrel, and a charge of $565 thousand associated with the Company’s hedging activities. Equity income includes a one time charge of $1 million associated with the write off by Petrolera Entre Lomas S.A. (“Petrolera”), the Company’s equity investee, of a similar customer receivable.

     More than offsetting the previously described charges is a $1.8 million increase in operating revenue due to increased oil, gas and LPG sales prices. During the third quarter 2004, oil, gas and plant product prices averaged $32.24 per barrel, $.75 per thousand cubic feet (“mcf”), and $372.40 per metric ton, respectively, compared with $27.44 per barrel, $.49 per mcf, and $243.65 per metric ton, respectively, for the comparable period in 2003. Offsetting the charge to equity income is an increase in Petrolera’s operating revenue due to similar increases in its product prices. In addition, when compared with the same quarter 2003, the Company experienced increases in operating expense, provincial production taxes, and selling and administrative expense and a decrease in exploration expense. Operating expense was impacted by higher costs of workovers and expenses associated with production facilities. Selling and administrative expense was impacted by costs associated with implementation of the Sarbanes Oxley Act’s assessment of internal controls over financial reporting. Exploration expense during the current quarter was limited solely to seismic interpretation compared with more expensive seismic acquisition costs incurred in the same period 2003.

     The improvement in net income for the nine months is due primarily to increases in operating revenue and equity income partly offset by the same downward adjustments described for the three months.

     More than offsetting the previously described downward adjustments to operating revenue was a $3.5 million increase in operating revenue over the nine months that resulted from increased oil, gas and LPG sales prices. During the just complete nine month period, oil, gas and plant product prices averaged $30.85 per barrel, $.68 per thousand cubic feet (“mcf”), and $318.56 per metric ton, respectively, compared with $28.00 per barrel, $.46 per mcf, and $253.59 per metric ton, respectively, for the comparable period in 2003. The previously described one time charge to equity income was more than offset during the nine months by an increase in Petrolera’s operating revenue due to similar increases in its product prices. In addition, when compared with the same nine month period 2003, the Company experienced increases in operating expense, provincial production taxes, selling and administrative expense, and exploration expense, along with an improvement in foreign exchange (gains) losses. The variance explanations provided in the three month’s comparison for operating expense, provincial production taxes and selling and administrative expense serve to explain these nine month variances. Compared with the same nine month period in 2003, exploration expense increased because during the first half of 2004 the Company incurred exploration costs in its Canadon Ramirez concession and costs of drilling the unsuccessful El Tigre x-1 well in the Puesto Galdame exploration block. Foreign exchange (gains) losses improved during the nine months due to greater stability in the value of the Argentine peso.

About Apco (NASDAQ:APAGF)

     Apco is an oil and gas exploration company with interests in three oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.

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     Apco’s reports, filings and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs and assumptions about future events and are subject to risks, uncertainties and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in economic conditions in Argentina; changes in Argentine laws and regulations to which Apco is subject, including tax, environmental and employment laws and regulations; political instability in Argentina; the effect of changes in accounting policies; the ability to control costs; currency fluctuations and controls and changes in laws and regulation affecting the currency of Argentina; future unpredictability and volatility of product prices; the ability of Apco and its partners to find markets for produced hydrocarbons; changes in, and volatility of, supply, demand and prices for crude oil, natural gas and other hydrocarbons; the policies of the Organization of Petroleum Exporting Countries; the inherent imprecision of estimates of hydrocarbon reserves; rates of future production and accuracy of estimated hydrocarbon reserves and seismic data; the competitiveness of alternative energy sources or product substitutes; the actions of competitors and increased competition in markets in which Apco sells its products; uncertainties associated with petroleum exploration; the cost and effects of any legal and administrative claims and proceedings against the company; the potential that certain aspects of Apco’s business that are currently unregulated may be subject to regulation in the future; global and domestic economic repercussions from terrorist activities and government response to such terrorist activities; strikes, work stoppages and protests that could increase the company’s operating costs; and the dependency of growth on Apco’s finding or acquiring additional reserves, as well as successfully developing current reserves. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Apco Argentina, Inc.

Summary of Earnings
(Dollars in Thousands, Except Per Share Amounts)

Three months ended September 30,	2004	2003
Total Revenues	9,417	9,116
Net income	3,217	3,468
Per share	0.44	0.47

Nine months ended September 30,	2004	2003
Total Revenues	30,047	26,743
Net income	11,002	9,935
Per share	1.49	1.35